Exhibit 4.2

EXECUTION VERSION

ANHEUSER-BUSCH INBEV WORLDWIDE INC.

and

ANHEUSER-BUSCH INBEV NV/SA

and

the SUBSIDIARY GUARANTORS party hereto from time to time

and

ANHEUSER-BUSCH INBEV FINANCE INC. and BRANDBEV S.À R.L.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

TWENTY-NINTH SUPPLEMENTAL INDENTURE

Dated as of December 20, 2012

To the Indenture, dated as of October 16, 2009,

among Anheuser-Busch InBev Worldwide Inc.,

Anheuser-Busch InBev NV/SA,

the Subsidiary Guarantors party thereto from time to time and

The Bank of New York Mellon Trust Company, N.A., Trustee

Addition of Guarantors

TWENTY-NINTH SUPPLEMENTAL INDENTURE, dated as of December 20, 2012 (the “Twenty-Ninth Supplemental Indenture”), among ANHEUSER-BUSCH INBEV WORLDWIDE INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), ANHEUSER-BUSCH INBEV NV/SA, a société anonyme duly organized and existing under the laws of the Kingdom of Belgium (the “Parent Guarantor”), ANHEUSER-BUSCH COMPANIES, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, BRANDBREW S.A., a société anonyme incorporated under the laws of Luxembourg, with registered office at 5, Rue Gabriel Lippmann, L-5365 Münsbach, Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B 75.696, COBREW NV, a public limited liability company organized and existing under Belgian law, ANHEUSER-BUSCH INBEV FINANCE INC., a corporation duly organized and existing under the laws of the State of Delaware , and BRANDBEV S.À R.L., a société à responsabilité limitée incorporated under the laws of Luxembourg, with registered office at 5, Rue Gabriel Lippmann, L-5365 Münsbach, Luxembourg, registered with the Luxembourg Register of Commerce and Companies under the number B 80.984 and having a share capital of USD 30,020,72 (“Brandbev”) (each, a “Subsidiary Guarantor”, and together with the Parent Guarantor, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) to the Indenture, dated as of October 16, 2009, among the Company, the Guarantors and the Trustee (the “Base Indenture”).

RECITALS OF THE COMPANY AND THE GUARANTORS

WHEREAS, the Company, the Guarantors (other than Anheuser-Busch InBev Finance Inc. and Brandbev (each, an “Additional Guarantor”)) and the Trustee are parties to the Base Indenture, which provides for the issuance from time to time of unsecured debt securities of the Company, including its existing 4.125% Notes due 2015, 5.375% Notes due 2020, 6.375% Notes due 2040; Floating Rate Notes due March 26, 2013, 2.500% Notes due 2013, 3.625% Notes due 2015, 5.000% Notes due 2020, 9.750% Notes due 2015, 3.65% Notes 2016, 2.875% Notes due 2016, 4.375% Notes due 2021, Floating Rate Notes due January 27, 2014, 7.75% Notes due 2019, 8.20% Notes due 2039, 5.375% Notes due 2014, 6.875% Notes due 2019, 8.000% Notes due 2039, Floating Rate Notes due July 14, 2014, 1.500% Notes due 2014, 0.800% Notes due 2015, 1.375% Notes due 2017, 2.500% Notes due 2022, and 3.750% Notes due 2042 (together, the “Existing Outstanding Notes”);

WHEREAS, each Additional Guarantor now wishes to enter into this Twenty-Ninth Supplemental Indenture to provide a guarantee for the due and punctual payment of the principal and accrued and unpaid interest due under the Notes in accordance with the Indenture;

WHEREAS, Section 901(2) of the Base Indenture permits supplements thereto without the consent of Holders of the Notes to add any Subsidiary of the Parent Guarantor as a Guarantor with respect to any series of Notes, subject to applicable regulatory or contractual limitations relating to such Subsidiary’s Guarantee;

WHEREAS, the Company and each of the Guarantors has taken all necessary corporate action to authorize the execution and delivery of this Twenty-Ninth Supplemental Indenture;

NOW, THEREFORE, THIS TWENTY-NINTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, each Guarantor and the Trustee mutually agree as follows:

ARTICLE I

Provisions of General Application

SECTION 1.01 Definitions.

Unless otherwise defined in this Twenty-Ninth Supplemental Indenture, all terms used in this Twenty-Ninth Supplemental Indenture shall have the meanings assigned to them in the Base Indenture.

SECTION 1.02 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03 Severability Clause.

In case any provision in this Twenty-Ninth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04 Benefits of Instrument.

Nothing in this Twenty-Ninth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Twenty-Ninth Supplemental Indenture or the Base Indenture.

ARTICLE II

Guarantee

SECTION 2.01 Guarantee.

(a) Subject to the Base Indenture, this Twenty-Ninth Supplemental Indenture, and unless provided otherwise with respect to any series of the Notes under any Board Resolution or indenture supplement establishing the terms of such series of Notes, each Additional Guarantor hereby fully and unconditionally guarantees the due and punctual payment of all payments due on the Notes whether at their Stated Maturity, by acceleration, redemption, repayment or otherwise in accordance with the terms of the Base Indenture and this Twenty-Ninth Supplemental Indenture. In the case of the failure of the Company to pay punctually any principal, premium or interest on the Notes, each Additional Guarantor shall cause any such payment to be made as it becomes due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise.

Each Guarantee provided herein shall be unsecured and unsubordinated indebtedness of each Additional Guarantor and rank equally with other unsecured and unsubordinated indebtedness of each Additional Guarantor that is currently outstanding or that it may issue in the future.

(b) In furtherance of the foregoing, each Additional Guarantor hereby covenants and agrees that it will enter into a Guarantee in the form attached hereto as Exhibit A, dated the date of this Twenty-Ninth Supplemental Indenture, in respect of each series of Existing Outstanding Notes.

SECTION 2.02 Release of Guarantee.

The provisions of Section 208 of the Base Indenture relating to a Guarantor’s right to terminate its Guarantee shall, for the avoidance of doubt, apply with equal force and effect to the Guarantee of each Additional Guarantor executed and delivered pursuant to this Twenty-Ninth Supplemental Indenture.

SECTION 2.03 Limitations on Guarantee.

(a) In accordance with Section 209 of the Base Indenture, notwithstanding anything to the contrary in the Guarantee provided by Brandbev or any other provision of this Twenty-Ninth Supplemental Indenture or the Base Indenture (the “Brandbev Guarantee”), the maximum aggregate liability of Brandbev under such Brandbev Guarantee (including any actual or contingent liabilities as a guarantor under the Other Brandbev Guaranteed Facilities) shall not exceed an amount equal to the aggregate of (without double counting):

(1) the aggregate amount of all moneys received by Brandbev and its Subsidiaries as a borrower or issuer under the Other Brandbev Guaranteed Facilities;

(2) the aggregate amount of all outstanding intercompany loans made to Brandbev and its Subsidiaries by other members of the Anheuser-Busch InBev Group which have been directly or indirectly funded using the proceeds of borrowings under the Base Indenture or the Other Brandbev Guaranteed Facilities; and

(3) an amount equal to 100% of the greater of:

(A) the sum of Brandbev’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (other than any subordinated debt already accounted for under sub-paragraph (2) above) (both as referred to in article 34 of the Luxembourg Law of 2002) as reflected in Brandbev’s then most recent annual accounts approved by the competent organ of Brandbev (as audited by its external auditor (réviseur d’entreprises), if required by law) at the date an enforcement is made under the Brandbev Guarantee; and

(B) the sum of Brandbev’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (other than any subordinated debt already accounted for under sub-paragraph (2) above) (both as referred to in article 34 of the Luxembourg Law of 2002) as reflected in its most recent annual accounts as of the date of this Twenty-Ninth Supplemental Indenture.

(b) For the avoidance of doubt, the limitation referred to in paragraph (a) above shall not apply to the guarantee by Brandbev of any obligations owed by its Subsidiaries under any Other Brandbev Guaranteed Facilities.

(c) Brandbev hereby expressly accepts and confirms, for the purposes of article 1281 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of the Base Indenture, the Brandbev Guarantee shall be preserved for the benefit of any new Holder and Brandbev hereby accepts and confirms the aforementioned.

(d) For the avoidance of doubt, in accordance with Section 209 of the Base Indenture, Brandbev shall be entitled to amend or modify by execution of an indenture supplemental hereto the terms of the Brandbev Guarantee or the limitations applicable to the Brandbev Guarantee, as set forth in this Section 2.03, in any respect reasonably deemed necessary by Brandbev to meet the requirements of Rule 3-10 under Regulation S-X under the Securities Act (or any successor or similar regulation or exemption) in order for financial statements of Brandbev not to be required to be included in any registration statement or in periodic reports filed with or furnished to the Commission.

(e) For the purpose of this Section 2.03, “Other Brandbev Guaranteed Facilities” means the:

(1) US$14,000,000,000 senior facilities agreement dated 20 June 2012 as amended from time to time between Anheuser-Busch InBev SA/NV, Fortis Bank SA/NV and others and to be acceded to by Brandbev on or around the date of this Twenty-Ninth Supplemental Indenture;

(2) US$13,000,000,000 senior facilities agreement dated 26 February 2010, as amended from time to time between Anheuser-Busch InBev SA/NV, Fortis Bank SA/NV and others and to be acceded to by Brandbev on or around the date of this Twenty-Ninth Supplemental Indenture;

(3) any debt securities guaranteed pursuant to the guarantee dated 18 November 2008 entered into by Anheuser-Busch InBev SA/NV (formerly InBev NV) and Anheuser-Busch Worldwide Inc. (formerly InBev Worldwide S.à r.l.) and to be acceded to by Brandbev on or around the date of this Twenty-Ninth Supplemental Indenture

(4) the US$850,000,000 note purchase and guarantee agreement dated 22 October 2003 between, amongst others, Anheuser-Busch InBev SA/NV as issuer, Cobrew NV and Brandbrew S.A. and to be acceded to by Brandbev on or around the date of this Twenty-Ninth Supplemental Indenture;

(5) any debt securities issued or guaranteed by Brandbrew S.A. under the €15,000,000,000 Euro Medium Term Note Programme entered into on 16 January 2009 and to be acceded to by Brandbev on or around the date of this Twenty-Ninth Supplemental Indenture;

(6) any debt securities guaranteed by Brandbrew S.A. under the Indenture dated 12 January 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the subsidiary guarantors thereunder and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Mellon, New York Branch) as trustee and to be acceded to by Brandbev on or around the date of this Twenty-Ninth Supplemental Indenture;

(7) any debt securities guaranteed by Brandbev under the U.S. Commercial Paper Program of short-term notes due up to a maximum of 364 days from the date of issue issued by Anheuser-Busch InBev Worldwide Inc. pursuant to dealer agreements, an issuing and paying agency agreement, the master note, guarantees and private placement memoranda, each dated on or around June 6, 2011;

(8) any debt securities guaranteed by Brandbev under the Indenture among Anheuser-Busch InBev Finance Inc., Anheuser-Busch InBev SA/NV, Brandbev, the other subsidiary guarantors listed therein and The Bank of New York Mellon Trust Company, N.A. as trustee, to be entered into on or around the date of this Twenty-Ninth Supplemental Indenture;

(9) any debt securities to be guaranteed by Brandbev pursuant to the U.S. Commercial Paper Program to be entered into by Anheuser-Busch InBev Finance Inc., Anheuser-Busch InBev SA/NV, Brandbev and the other subsidiary guarantors listed therein on or prior to March 31, 2013; and

(10) any refinancing (in whole or part) of any of the above items or the Base Indenture for the same or a lower amount.

SECTION 2.04 Conversion to Limited Liability Company.

(a) Notwithstanding any other provision hereof or of the Base Indenture, Anheuser-Busch InBev Finance Inc. may at any time, in its sole discretion, convert from a corporation into a limited liability company, pursuant to Section 266 of the Delaware General Corporation Law or any other applicable law of the State of Delaware that provides that the limited liability company resulting from such conversion shall be deemed to be the same entity as the corporation.

(b) Upon such conversion, all references to Anheuser-Busch InBev Finance Inc. herein, in any other indenture supplemental to the Base Indenture and in any Outstanding Securities shall be deemed to refer to the limited liability company resulting from such conversion without any further action by Anheuser-Busch InBev Finance Inc. hereunder. Such conversion shall not constitute a breach of any covenant or warranty of Anheuser-Busch InBev Finance Inc. herein or in the Base Indenture and shall not constitute a default in the performance or observance of any of its obligations thereunder or hereunder.

(c) Promptly following any such conversion, Anheuser-Busch InBev Finance Inc. shall give written notice of such conversion to the Trustee and shall deliver to the Trustee:

(1) copies of (a) a Board Resolution approving such conversion and (b) the certificate of conversion filed with the Secretary of State for Delaware, in each case certified by the Secretary or an Assistant Secretary or other authorized officer or person of Anheuser-Busch InBev Finance Inc.; and

(2) an Opinion of Counsel stating that Anheuser-Busch InBev Finance Inc. is an existing limited liability company in good standing under the laws of the State of Delaware and that all conditions precedent provided for in the Indenture to such conversion have been complied with.

(d) For the avoidance of doubt, Anheuser-Busch InBev Finance Inc. shall not be required to enter into any further indenture supplemental to the Base Indenture in order to affect the conversion pursuant this Section 2.04.

ARTICLE III

Miscellaneous Provisions

SECTION 3.01 Effectiveness.

This Twenty-Ninth Supplemental Indenture will become effective upon its execution and delivery.

SECTION 3.02 Ratification and Integral Part.

The Indenture as supplemented by this Twenty-Ninth Supplemental Indenture, is in all respects ratified and confirmed, and this Twenty-Ninth Supplemental Indenture will be deemed an integral part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.03 Priority.

This Twenty-Ninth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Twenty-Ninth Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.

SECTION 3.04 Successors and Assigns.

All covenants and agreements in this Twenty-Ninth Supplemental Indenture by the parties hereto shall bind their respective successors and assigns, whether so expressed or not.

SECTION 3.05 Counterparts.

This Twenty-Ninth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.06 The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-Ninth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

SECTION 3.07 Governing Law.

This Twenty-Ninth Supplemental Indenture and the Guarantee provided pursuant hereto will be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Ninth Supplemental Indenture to be duly executed, all as of the day and year first above written.

ANHEUSER-BUSCH INBEV WORLDWIDE INC. as Company

By:	/s/ Craig Katerberg
Name: Craig Katerberg
Title: Authorized Officer

ANHEUSER-BUSCH INBEV NV/SA as Parent Guarantor

By:	/s/ Ann Randon
Name: Ann Randon
Title: Authorized Officer

By:	/s/ Liesbeth Hellemans
Name: Liesbeth Hellemans
Title: Authorized Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Kerry McFarland
Name: Kerry McFarland
Title: Vice President

[Twenty-Ninth Supplemental Indenture Signature Page]

ANHEUSER-BUSCH INBEV FINANCE INC. AS SUBSIDIARY GUARANTOR

By:	/s/ Craig Katerberg
Name: Craig Katerberg
Title: Authorized Officer

ANHEUSER-BUSCH COMPANIES, LLC As Subsidiary Guarantor

By:	/s/ Craig Katerberg
Name: Craig Katerberg
Title: Authorized Officer

COBREW NV as Subsidiary Guarantor

By:	/s/ Liesbeth Hellemans
Name: Liesbeth Hellemans
Title: Authorized Officer

BRANDBREW SA as Subsidiary Guarantor

By:	/s/ Christine Delhaye
Name: Christine Delhaye
Title: Authorized Officer

BRANDBEV S.À R.L. as Subsidiary Guarantor

By:	/s/ Christine Delhaye
Name: Christine Delhaye
Title: Authorized Officer

[Twenty-Ninth Supplemental Indenture Signature Page]

Exhibit A

FORM OF GUARANTEE

For value received, the undersigned (each herein called the “Guarantor”, which term includes any successor Person under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby irrevocably and unconditionally guarantees to each Holder of this Security, which has been authenticated and delivered by the Trustee, the due and punctual payment of the principal of (including any amount in respect of original issue discount), and any premium and interest (together with any Additional Amounts payable pursuant to the terms of this Security), on this Security and the due and punctual payment of the sinking fund payments, if any, and analogous obligations, if any, provided for pursuant to the terms of this Security, when and as the same shall become due and payable, whether at Stated Maturity or upon redemption or upon declaration of acceleration or otherwise according to the terms of this Security and of the Indenture. In case of default by the Company in the payment of any such principal (including any amount in respect of original issue discount), interest (together with any Additional Amounts payable pursuant to the terms of this Security), sinking fund payment, or analogous obligation, the Guarantor agrees duly and punctually to pay the same. The Guarantor hereby agrees that its obligations hereunder shall rank pari passu with all other unsecured and unsubordinated obligations of the Guarantor, shall be as principal and not merely as surety, and shall be absolute and unconditional irrespective of any extension of the time for payment of this Security, any modification of this Security, any invalidity, irregularity or unenforceability of this Security or the Indenture, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Company with respect thereto by the Holder of this Security or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a demand or proceeding first against the Company, protest or notice with respect to this Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this guarantee will not be discharged as to this Security except by payment in full of the principal of (including any amount payable in respect of original issue discount), and any premium and interest (together with any Additional Amounts payable pursuant to the terms of this Security), thereon.

The Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Holder against the Company with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Company in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other obligor with respect to such payment.

This Guarantee shall not be valid or become obligatory for any purpose with respect to this Security until the certificate of authentication on this Security shall have been signed by the Trustee.

This Guarantee is subject to the release upon the terms set forth in the Indenture. This Guarantee is subject to certain limitations and waivers set forth in the Indenture, as it may be supplemented from time to time. This Guarantee is governed by and construed in accordance with the laws of the State of New York.

A-1

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be signed facsimile by its duly authorized officers or representatives.

Dated: December 2012

ANHEUSER-BUSCH INBEV FINANCE INC. as Additional Guarantor

By:
Name: Title: Authorized Officer

BRANDBEV S.À R.L. as Additional Guarantor

By:
Name: Title: Authorized Officer

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